Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 947-6465
INTERNATIONAL SPEEDWAY CORPORATION AND PENN NATIONAL GAMING, INC.
JOIN FORCES TO BRING A HOLLYWOOD-THEMED ENTERTAINMENT DESTINATION
FACILITY TO THE STATE OF KANSAS
     KANSAS CITY, Kan. — September 10, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced that Penn National Gaming, Inc. (NASDAQ: PENN) (“Penn”) has entered into an agreement with The Cordish Company (“Cordish”) to acquire Cordish’s 50 percent interest in Kansas Entertainment, LLC (“KJV”) and their role as managing member.
     Cordish has elected to sell its interest in KJV to Penn in order to focus on its other projects. KJV is seeking the consent of the Kansas Lottery Commission and the Unified Government of Wyandotte County for the transfer. Upon securing consents from the Unified Government of Wyandotte County and the Kansas Lottery Commission to proceed as a managing member of KJV, Penn National Gaming intends to withdraw the application of its subsidiary, Penn Hollywood Kansas, to be considered as a Lottery Gaming Facility Manager of a venue at an alternate site. ISC and Penn are currently finalizing certain operating and economic terms of their partnership and intend to provide additional disclosure about financial and project terms once they are completed.
     Both ISC and Penn acknowledge Cordish’s role in advancing the project to its current state of readiness including its vision for integrating a casino entertainment destination facility with a world-class motorsports speedway to bring tremendous benefits to the host community, customers, other constituents and the developers.
     Commenting on the announcement, Lesa France Kennedy, ISC Chief Executive Officer, stated, “We are extremely pleased to be joining forces with Penn National to develop a premier Hollywood-themed casino and entertainment destination facility at Kansas Speedway. Adding Penn and its extremely solid financial position should substantiate our ability to deliver a world-class casino for the state of Kansas. We both are absolutely committed to providing additional economic benefit to the taxpayers of Kansas.”
     KJV also reiterated its commitment to donate an additional one percent of its gaming revenues to the Unified Government of Wyandotte County/Kansas City, Kansas for use in charitable and civic causes as well as its financial commitment to non-host area school districts. Such contributions are in addition to the statutory taxes payable to the State and local governments.
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     Additionally, as previously committed, if awarded the management contract, ISC will petition NASCAR to realign a second Sprint Cup series date to the facility by no later than 2011. Further, Kansas Speedway is committed to building a road racing course in the infield of the facility and ISC will promote a Grand-Am Road Racing sports car race at the speedway. Kansas Speedway has also committed two free track-side billboards to the state of Kansas to promote tourism. The 20-foot-by-60-foot billboards are estimated to provide approximately $1.5 million in annual economic benefit to the state of Kansas.
     In closing, Ms. France Kennedy, stated, “In addition to the economic benefit the state of Kansas will receive from a premier Hollywood Casino and Hotel at Kansas Speedway, will be the long-term value we are creating for our shareholders.”
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.